Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Nine Months

Ended September 30, 2006

Quarterly Product-Related Revenue Increases 126% Over Prior Year

SAN DIEGO, CA, October 30, 2006 - Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and nine months ended September 30, 2006. Revenues for the quarter and nine months ended September 30, 2006 were $14.3 million and $34.4 million, compared to $12.8 million and $39.8 million for the same periods in 2005. The net loss for the quarter and nine months ended September 30, 2006, including restructuring charges, was $4.0 million, or $0.08 per share, and $33.1 million, or $0.72 per share. The net loss for the quarter and nine months ended September 30, 2005 was $12.1 million, or $0.27 per share, and $35.0 million, or $0.80 per share. At September 30, 2006, the Company had cash, cash equivalents, and short-term investments totaling $51.8 million.

Product-related revenue for the quarter and nine months ended September 30, 2006 increased 126% and 73% when compared to the same periods in 2005. The increase in product-related revenue was primarily due to increased sales of Phyzyme™ XP enzyme, as well as increased sales and market penetration of several of the Company’s other products. Total revenues for the quarter ended September 30, 2006 increased primarily as a result of the increase in product-related revenue. On a year-to-date basis, total revenues decreased despite an increase in product-related revenue, due to the Company’s de-emphasis of certain grants and collaborations that are not core to the Company’s current focus, including pharmaceutical collaborations, in favor of greater emphasis on sales of products.

Most of the enzyme products in the Company’s portfolio have exceeded the Company’s internal revenue targets year to date. Due to its limited commercial experience with Valley “Ultra-Thin”TM enzyme, a product designed to make ethanol production from corn starch more efficient, the Company continued to defer revenue recognition on sales of this product made to Valley Research, inc., who distributes the product in the U.S. Revenues have historically fluctuated from period to period and likely will continue to fluctuate in the future based upon the timing and composition of funding under existing and future collaboration agreements and grants, the expected increase in product sales based upon new product introductions, and regulatory approval timelines.

During the quarter and nine months ended September 30, 2006, gross margins on product-related revenue were 22% and 18%. The Company reported negative margins for the same periods in 2005. The continued margin improvements are the result of an increase in product-related revenues, as well as improving yields and manufacturing efficiencies resulting from increased manufacturing volumes.

In January 2006, the Company announced a strategic reorganization designed to focus the Company’s resources on products that have the greatest near-term opportunities. As part of this restructuring, the Company reduced its workforce, exited certain programs, and consolidated its facilities. During the nine months ended September 30, 2006, the Company recorded net restructuring charges of $11.5 million, which consisted primarily of employee separation and facilities consolidation costs. Primarily as a result of this strategic reorganization, the Company reduced its operating expenses by $6.7 million for the nine months ended September as compared to 2005.

During the quarter and nine months ended September 30, 2006, in accordance with recent accounting requirements, the Company recognized $1.6 million and $4.3 million in non-cash expense for the value of stock-based awards issued to employees.

At September 30, 2006, the Company had expected to receive approximately $5 million in cash from one of its collaborators which was not received until after the end of the quarter. Had the Company received this payment when expected, net cash used for the first nine months of the year would have been less than $10 million.

Edward T. Shonsey, Diversa’s Chief Executive Officer, stated, “We are pleased with the progress we have made on the goals we set for 2006. So far, we have delivered on our promise to reduce costs, conserve cash, concentrate on bringing new products to market, and increase penetration of our existing products. Most notably, we have met or exceeded revenue expectations on most of our commercial products, including our Phyzyme™ XP enzyme and Quantum™ phytase enzyme for animal feed, our Luminase™ enzymes for pulp bleaching enhancement, and our Bayovac™ SRS vaccine product for farmed salmon.

Although market penetration for Ultra-Thin has proven to be slower than we had originally anticipated, we have consistently received positive technical results from all of the ethanol plants that have completed trials of this product. We are taking steps with Valley Research to supplement the sales and marketing efforts and to re-evaluate the pricing structure of this product. We remain confident in the future revenue potential of this product.

In addition to our growth in product-related revenue, we are pleased to report we have had a successful quarter of accomplishments that include:

•	Receiving approval from the U.S. Environmental Protection Agency for our Purifine™ enzyme for the production of biodiesel fuel;

•	Receiving approval from the European Commission for the use of Phyzyme™ XP enzyme in broiler feeds, a large segment of all phytase uses in Europe; and

•	Entering into a collaboration agreement for enzymatic processing of vegetable oils, which we expect to announce in the near future.”

“We are confident we will end 2006 with a healthy cash position, a growing portfolio of commercialized products generating sales, and a pipeline of differentiated product candidates,” added Mr. Shonsey.

Conference Call Information

Diversa will host a conference call with live webcast on Tuesday, October 31, 2006 at 2:00 p.m. Eastern Time. The call will provide a review of key products and financial results for the first three quarters of the year.

Information about the call, including a link to the live webcast, may be accessed by visiting the Company’s website at www.diversa.com and accessing the “Investors” section during the call and for a limited period of time following the call.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Diversa

Since 1994, San Diego-based Diversa Corporation has pioneered the development of high-performance specialty enzymes. The Company possesses the world’s broadest array of enzymes derived from bio-diverse environments as well as patented DirectEvolution® technologies. Diversa customizes enzymes for manufacturers within the alternative fuel, industrial, and health and nutrition markets to enable higher throughput, lower costs, and improved environmental outcomes. For more information, please visit www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuations in revenues and the factors that could cause revenues to fluctuate, statements related to the Company’s expectations regarding revenue expectations for its Valley “Ultra-Thin” enzyme, and the Company’s expectations that it will end 2006 with a healthy cash position, a growing portfolio of commercialized products, and a product pipeline of differentiated product candidates, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company and its collaborators to commercialize products using the Company’s technologies (including obtaining any required regulatory approvals), the development or availability of competitive products or technologies, customer adoption of the Company’s products, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Luminase and Purifine are trademarks of Diversa Corporation. Phyzyme is a trademark of Danisco Animal Nutrition. Quantum is a trademark of Syngenta Animal Nutrition. Bayovac is a trademark of Bayer Animal Health. Valley “Ultra-Thin” is a trademark of Valley Research, Inc.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Collaborative revenue	$9,200	$8,136	$22,149	$26,342
Product-related revenue	4,690	2,075	10,566	6,105
Grant revenue	422	2,562	1,705	7,340

Total revenues	14,312	12,773	34,420	39,787

Expenses:
Cost of product-related revenue	3,662	2,772	8,664	7,550
Research and development	11,162	18,073	37,676	55,931
Selling, general and administrative	3,078	3,376	10,628	9,790
Amortization of intangible assets	—	651	—	1,952
Restructuring expenses, net	776	—	11,533	—

Total operating expenses	18,678	24,872	68,501	75,223

Loss from operations	(4,366)	(12,099)	(34,081)	(35,436)
Interest and other income, net	391	32	933	406

Net loss	$(3,975)	$(12,067)	$(33,148)	$(35,030)

Basic and diluted net loss per share	$(0.08)	$(0.27)	$(0.72)	$(0.80)

Weighted average shares used in computing basic and diluted net loss per share	46,779	44,070	46,231	43,965

Condensed Consolidated Balance Sheet

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents and short-term investments	$51,829	$65,428
Accounts receivable	13,188	9,012
Other current assets	5,484	4,996
Property and equipment, net	13,970	18,245
Other assets	269	388

Total assets	$84,740	$98,069

Current liabilities, excluding deferred revenue	$17,766	$18,148
Deferred revenue, current portion	8,963	7,535
Long-term liabilities	11,555	7,582
Stockholders’ equity	46,456	64,804

Total liabilities and stockholders’ equity	$84,740	$98,069

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Contact:

Wendy Kelley

Investor Relations

(858) 526-5437

wkelley@diversa.com